Exhibit 10.35

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Agreement”) is made on March 17, 2017, by AntriaBio, Inc., a Delaware corporation (the “Sublandlord”) whose address is 1450 Infinite Drive, Louisville, Colorado 80027 and Elion, LLC, a Colorado limited liability company (the “Subtenant”) whose address is 1450 Infinite Drive, Louisville, Colorado 80027:

RECITALS

A.	WHEREAS 1450 INFINITE DRIVE, LLC (the “Landlord”), as landlord, and Sublandlord, as tenant, have entered into a Lease dated as of May 5, 2014 (the “Lease”) with regard to certain premises consisting of approximately 27,261 rentable square feet (the “Premises”) in the building located at 1450 Infinite Drive, Louisville, Colorado 80027 (the “Building”); and

B.	WHEREAS Sublandlord wishes to sublease to Subtenant, and Subtenant wishes to sublease from Sublandlord a portion of the Premises as depicted on Exhibit A to this Agreement which is incorporated into this Agreement and made a part hereof for all purposes whatsoever, consisting of approximately 10,364 Rentable Square Feet (“RSF”) of office space, 7,948 RSF of which is identified as Space C-1 and 2,416 RSF of which is identified as C-2 (all of which shall constitute the “Sublease Premises”), on the terms and conditions set forth below; and

C.	WHEREAS Pursuant to the Lease, Landlord has consented to the sublease of a part of the Premises by Sublandlord to Subtenant;

D.	NOW THEREFORE, in consideration of the mutual covenants and promises contained herein which the parties hereto agree constitutes good, valuable and sufficient consideration, the Sublandlord and Subtenant hereby agree as follows:

1.	Effectiveness. This Agreement will be effective on the latest of the following, if ever (the “Effective Date”) that, (a) this Agreement is executed on behalf of both Sublandlord and Subtenant, and (b) a mutually agreeable sublease for approximately 20,991 RSF of the Premises from Subtenant to Sublandlord for use as office and warehouse space is executed on behalf of both Subtenant and Sublandlord (the “Additional Sublease”), and (c) the date on which an effective consent of the Landlord, if required by Subtenant’s lease of its premises in the Building, to the Additional Sublease is executed by Landlord. It is understood and agreed that Subtenant and Sublandlord may not take possession of the premises which are the subject of this Agreement or the Additional Sublease, respectively, until some time after the Effective Date, however this Agreement shall be otherwise in full force and effect as of the Effective Date, including, without limitation, the provisions regarding payment of Rent (as hereinafter defined) notwithstanding the deferral of possession of the applicable premises. Subtenant and Sublandlord shall reasonably cooperate with each other in accomplishing taking possession of their respective premises, each at their own respective cost and expense.

2.	Sublease. Subject to and upon the terms, provisions, and conditions of this Agreement and to the terms, provisions and conditions of the Lease as any of the same may apply to this Agreement, Sublandlord hereby sublets to Subtenant and Subtenant hereby sublets from Sublandlord, the Sublease Premises. Sublandlord agrees not to voluntarily terminate the Lease except pursuant to a right of termination arising out of casualty or condemnation as expressly set forth in the Lease or amend or modify the Lease in any way that increases Subtenant’s obligations under this Agreement or adversely affects Subtenant’s rights hereunder. Subtenant will be entitled to quiet enjoyment of the Sublease Premises during the Sublease Term, and except as provided for herein, Sublandlord will not interfere with that right so long as Subtenant pays Rent in a timely manner as provided for herein and performs all other obligations of Subtenant under this Agreement. Provided however, that Subtenant agrees that Landlord, and its agents shall have the right to enter upon the Sublease Premises as otherwise provided for in the Lease.

3.	Sublease Term. The term of this Agreement will begin on the Effective Date, and will end on January 31, 2024 inclusive. This Sublease may terminate May 31, 2020 if and only if the Sublandlord is unable to extend the Sublandlord’s existing lease with the Landlord to January 31, 2024 or a later date or if so extended, in the event Sublandlord and Subtenant are unable to agree before April 1, 2018 on the amounts of Base Sublease Rent for the period June 1, 2020 to January 31, 2024 as provided in Section 5 (a) below. Subtenant will not be responsible for any type of penalty if such termination occurs.

4.	Use. Subtenant will use and occupy the Sublease Premises during the Sublease Term for general office use and for such uses are as provided for in the Lease and for no other purpose whatsoever. Subtenant will, at Subtenant’s sole cost and expense, comply with all applicable federal, state and local laws, ordinances, rules and regulations, court orders, governmental directives and governmental orders (collectively the “Laws”) relating to, affecting or arising out of Subtenant’s use and occupancy of the Sublease Premises. As a material inducement of Sublandlord to enter into this Agreement, Subtenant expressly acknowledges and agrees that under no circumstances shall Subtenant use the Sublease Premises for any other use than as set forth in this Section 4, and that Subtenant’s failure to comply with this requirement shall be deemed a breach of a substantial obligation of this Agreement on the part of Subtenant.

5.	Rent.

(a)	Base Sublease Rent. During the Sublease Term, Subtenant will pay Sublandlord as rent for the Sublease Premises (the “Base Sublease Rent”), as follows:

March 1, 2017 to February 28, 2018	$14.50 psf NNN per annum
March 1, 2018 to February 28, 2019	$15.00 psf NNN per annum
March 1, 2019 to February 29, 2020	$15.50 psf NNN per annum
March 1, 2020 to May 31, 2020	$16.00 psf NNN per annum
June 1, 2020 to January 31, 2024	To Be Determined

Base rental rates for June 1, 2020 to January 31, 2024 to be determined after Sublandlord negotiates a renewal for the office portion of the Lease with the Landlord. After such renewal is executed, Sublandlord shall create an amendment to this Sublease Agreement stating base rental rates as the lesser of i) the negotiated renewal base rental rate with Landlord, with annual escalations or ii) $20.00 psf NNN, with annual escalations with no further negotiation or agreement needed by Subtenant. If the base rental rate as negotiated with Landlord is higher than $20.00 psf NNN, and the Sublandlord desires for the Subtenant to poay the higher rate, then the amendment of the Sublease Agreement must be agreed upon by both Subtenant and Sublandlord. In the event the parties are unable to reach an agreement on such rates before April 1, 2018, this Agreement shall terminate as of May 31, 2020.

For purposes of this Agreement, annual Base Sublease Rent shall be computed by multiplying the number of Rentable Square Feet within the Sublease Premises by the rate psf as shown above for each year of the term of this Agreement. Accordingly, for clarity, the parties agree that the Base Sublease Rent for the first year of this Agreement is One Hundred Fifty Thousand Two Hundred Seventy-Eight and 00/ths U.S. Dollars to be adjusted for each succeeding year of this Agreement thereafter.

(b)	Additional Sublease Rent. To the extent Sublandlord is obligated to pay additional rent under the Lease for operating expenses, taxes, utilities, CAM Costs (as defined in the Lease) or other charges related to Landlord’s operation of the Building (the “Operating Expenses”), Subtenant will pay to Sublandlord Subtenant’s proportionate share of the Operating Expenses due under the Lease (the “Additional Sublease Rent”). For the purposes of this Agreement, the Subtenant’s proportionate share of the Operating Expenses will be determined by multiplying the Operating Expenses by a fraction, the numerator of which is the number of rentable square feet of the Sublease Premises and the denominator of which is the total number of rentable square feet of the Premises. For clarity, as of the Effective Date, the Subtenant’s proportionate share is Thirty-eight and 0/10ths percent (38.0%). Any other costs, expenses, or charges payable by Subtenant to Sublandlord under this Agreement shall also be a part of Additional Sublease Rent for all purposes under this Agreement. During the Sublease Term, but not more than once in a calendar year, Subtenant may, at its sole cost and expense, examine the books and records of Sublandlord relating to Operating Expenses for the Sublease Premises and the Premises, which examination will be conducted subject to the terms and conditions of the Lease. Subtenant will also promptly pay all costs and expenses incurred by Sublandlord in connection with any such examination as Additional Sublease Rent. In the event as a result of such examination, it is determined by Subtenant, and agreed to by Sublandlord, that Subtenant has paid an excess of its share of the Operating Expenses, Sublandlord shall promptly refund the amount of such overpayment to Subtenant. Conversely, in the event as a result of such examination, it is determined by Subtenant, and agreed to by Sublandlord, that Subtenant has underpaid a loss of its share of the Operating Expenses, Subtenant shall promptly pay the amount of such underpayment to Sublandlord.

(c)	Payment of Rent. Base Sublease Rent and Additional Sublease Rent (collectively the “Rent”) is payable in advance in equal monthly installments (the amount of monthly Rent so payable to be determined for each year by dividing the then annual Base Sublease Rent by twelve (12) in advance and by dividing the then known Additional Sublease Rent by twelve (12) and adding the two resulting quotients together) on the first calendar day of each month during the Sublease Term, except that the first installment of Rent will be paid by Subtenant to Sublandlord upon execution of this Agreement on behalf of Subtenant. To the extent that the Sublandlord’s share of the costs for Operating Expenses is modified during any year of the Sublease Term, the amount of monthly Rent payable by Subtenant shall be adjusted to take such modification into account. All Rent will be paid without notice, demand, set-off or deduction, in lawful money of the United States of America, at the address of Sublandlord for notices set forth below or at such other place as Sublandlord may from time to time designate in writing. If the Sublease Term begins on other than the first calendar day of a month (i.e.the Effective Date), Rent will be prorated on a per diem basis. If during the Sublease Term, Subtenant shall fail to pay Rent within seven (7) business days of when the Rent shall be due and payable, Subtenant shall pay to Sublandlord as liquidated damages for such late payment, without notice or demand by Sublandlord, a sum equal to ten percent (10%) per annum on the amount of Rent then due compounding monthly from the due date until paid in full and a $100.00 USD administrative charge. Subtenant and Sublandlord agree that such sums of liquidated damages are fair and reasonable due to the uncertainty of calculating actual damages. Provided further, however, that nothing contained in this Section 5 (c) shall be deemed or construed to be a limitation of or in substitution of Sublandlord’s other rights and remedies as provided under this Agreement, and Sublandlord shall have the right to apply any monies received from Subtenant first to any deficiency in the payment of liquidated damages and any excess thereof to any item of Rent, or any other charge, as Sublandlord may determine. Notwithstanding any other provision hereof to the contrary, Subtenant’s liability for Rents accruing during the Sublease Term and Sublandlord’s obligation to refund overpayment of Rents paid to it by Subtenant shall survive the expiration or sooner termination of this Agreement.

(d)	Additional Fees and Expenses. Notwithstanding any provision of this Agreement to the contrary, Subtenant will be responsible for the payment of all charges, fees and expenses imposed under the Lease for any special purposes relating to Subtenant’s use of the Sublease Premises, including, without limitation, any fees or charges for any disproportionate use of utility services or any after-hours or extra services provided to the Sublease Premises, any charges for any repairs performed by Landlord or Sublandlord to or for the Sublease Premises, which fees or charges are not included as an Operating Expense under the Lease, and any and all similar charges. Subtenant will pay any such costs, fees or charges within ten (10) business days after written demand for the same (i) to Landlord if Landlord bills Subtenant directly for such services, or (ii) to Sublandlord if Sublandlord bills Subtenant for such services provided to Subtenant.

(e)	Personal Property and Telecommunications, Internet Services. The Sublandlord and Subtenant agree that Subtenant shall be entitled to use the personal property of Sublandlord located within the Sublease Premises (the “Personal Property”) during the Sublease Term without any charge for the use thereof. In the event Subtenant desires that any such Personal Property be removed from the Sublease Premises during the Sublease Term, it shall notify Sublandlord of the same and the Subtenant may then remove the same at Subtenant’s sole cost and expense, unless the parties shall agree otherwise. Subtenant shall arrange for and be responsible for and shall pay as required by all providers of telecommunication and Internet services (the “Communication Services”) for all such Communication Services provided to the Sublease Premises, inasmuch as Sublandlord has no obligation to provide such services to the Sublease Premises.

6.	Security Deposit. Contemporaneously with the execution of this Agreement, Subtenant will pay to Sublandlord the sum of two month’s Base Sublease Rent (i.e.$25,046.33) (the “Security Deposit”), which will be held by Sublandlord to secure Subtenant’s performance of its obligations under this Agreement. The Security Deposit is not an advance payment of Rent or a measure or limit of Sublandlord’s damages or other rights under this Agreement or a payment of liquidated damages. Sublandlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation that Subtenant fails to perform hereunder on or before the expiration of the applicable notice and cure period, if any. Following any such application of the Security Deposit, Subtenant will pay to Sublandlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Provided that Subtenant has performed all of its obligations hereunder, Sublandlord will, within sixty (60) business days after the end of the Sublease Term, return to Subtenant the portion of the Security Deposit that was not applied to satisfy Subtenant’s obligations hereunder. The Security Deposit may be commingled with other funds of Sublandlord and no interest will be paid thereon. If Sublandlord transfers its interest in the Sublease Premises and the transferee assumes Sublandlord’s obligations under this Agreement, then Sublandlord may assign the Security Deposit to the transferee and the Sublandlord will thereafter have no further liability to Subtenant for the return of the Security Deposit.

7.	Acceptance of the Sublease Premises. Subtenant has inspected the Sublease Premises, the Personal Property and the Building, and on the Effective Date, Subtenant will accept the Sublease Premises and the Personal Property in their then current “AS IS” condition without further improvements by Sublandlord or Landlord. Subtenant acknowledges that neither Sublandlord or its agents have made any representation or warranty as to the condition of the Sublease Premises and the Personal Property or the suitability of the Sublease Premises and the Personal Property for the conduct of Subtenant’s business, and that Sublandlord will not be obligated to make any alteration or improvements to the Sublease Premises or the Personal Property on account of this Agreement.

8.	Care of the Sublease Premises; Alterations.

(a)	Subtenants Care of the Sublease Premises. Subtenant will exercise all reasonable care in Subtenant’s use of the Sublease Premises so as to avoid any deterioration in the condition thereof, reasonable wear and tear excepted. Subtenant agrees not to draw more electricity than that which the feeders, risers, panels and other electricity supply equipment serving the Sublease Premises are capable of safely supplying. Subtenant will immediately notify Sublandlord of any damage to the Sublease Premises. All damage and injury to the Sublease Premises or the Building, or the fixtures, appurtenances, and equipment therein, caused by Subtenant, its agents, contractors, employees, invitees or customers, will be repaired, restored, or replaced by Subtenant, at Subtenant’s sole cost and expense, regardless of the cause of the same.

(b)	Alterations. Subtenant will not make any alterations, additions, or improvements in or to the Sublease Premises in excess of $1,000.00 without the prior written consent of Sublandlord in each instance, which consent may be withheld or conditioned in Sublandlord’s sole discretion, or the consent of the Landlord as required and specifically provided for in the Lease.

(c)	Sublandlord’s Property. All fixtures and improvements existing in the Sublease Premises as of the Effective Date will be and remain the property of the Sublandlord or Landlord, as their interests may appear, and unless otherwise agreed in writing by Sublandlord, will not be removed by Subtenant and will, upon the expiration or earlier termination of this Agreement, remain a part of the Premises and the property of Sublandlord or Landlord as their interests may appear. Unless Sublandlord, or Landlord, as appropriate, have advised Subtenant in writing that any improvements, alterations, additions or fixtures must be removed at the end of the Sublease Term or earlier termination thereof, all improvements, alterations, additions or fixtures permanent in nature made in the Sublease Premises by Subtenant or Sublandlord or Landlord will immediately become Sublandlord’s or Landlord’s property as their interests may appear and will remain on the Sublease Premises without compensation to Subtenant. If Sublandlord, or Landlord has, as a condition to approving any improvements, alterations, additions or fixtures that are made upon the Sublease Premises by Subtenant that Subtenant on, or before, expiration or earlier termination of this Agreement, be required to remove all such improvements, alterations, additions or fixtures, Subtenant shall do so at Subtenant’s sole cost and expense. Upon the expiration of the Sublease Term or earlier termination of this Agreement, nothing in this Section 8 (c) shall prohibit Subtenant from removing its personal property from the Sublease Premises at such time and Subtenant shall cause such removal at, or before, such time, at Subtenant’s sole cost and expense.

9.	Services. According to the Lease, the Landlord is not required to furnish any utilities to the Premises (including, without limitation, heat, air conditioning, hot and cold water, gas, electricity, oil, steam, sewer rent or other charges) (the “Services”) and the Subtenant is solely responsible for obtaining and providing the same, including hot water. However, in the event the Services are provided through facilities of Landlord located in the Building, Subtenant shall pay Sublandlord as Additional Sublease Rent for Subtenant’s proportionate share (determined as Subtenant’s proportionate share of Operating Expenses are determined in Section 5 (b) hereof) of the Services so provided to the Sublease Premises for which the Sublandlord is being charged, either by the Landlord or directly by the provider of such Services. Accordingly, Sublandlord shall not have any obligation to provide any of the Services to Subtenant under this Agreement, it being Subtenant’s responsibility to obtain the Services at Subtenant’s sole cost and expense, even if the Services are obtained from Landlord or Sublandlord as a result of the operation of the Premises. Sublandlord will in no event be liable to Subtenant for Sublandlord’s failure to provide the Services nor will any such failure be deemed or construed as a breach hereof by Sublandlord or an eviction of Subtenant, or entitle Subtenant to an abatement of any of the Rent due under this Agreement, except if such failure is a result of the gross negligence or willful misconduct on the part of Sublandlord. Subtenant shall not during the term of this Agreement impede the free access to Landlord’s mechanical installations or interfere with the moving of Landlord’s equipment to and from any enclosures containing such installations or equipment and shall not at any time enter these enclosures, or tamper with, adjust or otherwise in any manner affect these mechanical installations or equipment.

10.	Access to Sublease Premises. Upon 24 hours advance notice to Subtenant (and without notice in the event of an emergency), Sublandlord will have the right to enter the Sublease Premises, including during business hours, to examine and inspect it; provided such entry will not unreasonably interfere with Subtenant’s use of the Sublease Premises for the purposes described in Section 4 above. Sublandlord will have the right to require the removal of any object or material that Sublandlord, in its sole discretion, deems hazardous to the safety or operation of the Sublease Premises or the Building, or to be in violation of this Agreement. Furthermore, Landlord will have access to the Sublease Premises as provided for in the Lease.

11.	Parking. Inasmuch as both Sublandlord and Subtenant have direct leases with the Landlord for space in the Building which direct leases contain provisions, terms and conditions regarding a license for parking spaces upon the land upon which the Building is also located, there is no need for further provisions in this Agreement for parking matters related to the Sublease Premises.

12.	Insurance.

Subtenant’s and Sublandlord’s Insurance. During the Sublease Term, or until Subtenant has relinquished possession of the Sublease Premises if thereafter, Subtenant agrees that all property of Subtenant kept or stored in the Sublease Premises will be at the sole risk of Subtenant and that Sublandlord and Landlord will not be liable for any injury or damage to such property. At its sole option, Subtenant may procure and maintain in full force and effect, at Subtenant’s sole cost and expense, all such insurance policies as Subtenant deems advisable to insure against all such risks and the risks that are the subject of the indemnification provisions contained in Section 18, below. Sublandlord covenants and agrees that during the Sublease Term it shall procure and maintain all insurance coverages covering the Premises (including the Sublease Premises) required of it as “tenant” under the Lease and will name the Subtenant and Landlord and additional parties as required under the Lease, as an additional insured on any commercial general liability policies so maintained.

13.	Repairs. Subtenant agrees that during the Sublease Term it shall repair, maintain and take good care of the Sublease Premises, and will comply with all repair, maintenance, care and other related requirements imposed on Sublandlord under the Lease at Subtenant’s sole cost and expense with respect to that portion of the Premises that constitute the Sublease Premises. In the event the Landlord under the Lease undertakes repairs to the Sublease Premises according to the Lease, Sublandlord will in no event be liable to Subtenant for any failure to perform any repairs, maintenance or the like by Landlord nor will any such failure be construed as a breach hereof by Sublandlord or an eviction of Subtenant or entitle Subtenant to an abatement of any Rent due under this Agreement, except to the extent that Sublandlord is entitled to any of the same under the Lease.

14.	Lease. This Agreement is subject and subordinate to the Lease. Except as otherwise provided for herein, all of the terms, provisions, covenants and conditions of the Lease will be applicable to this Agreement as if Sublandlord were the “Landlord” under the Lease and Subtenant were the “Tenant” under the Lease. The following additional provisions relate to the relationship between the Lease and this Agreement:

(a)	Subtenant’s Use. Subtenant’s use and occupancy of the Sublease Premises and the common areas of the Building will be at all times consistent with all of the terms and provisions of the Lease and Subtenant will indemnify and hold Sublandlord harmless against any and all claims of liability to Landlord and others resulting from any failure by Subtenant to abide by the restrictions, conditions, and requirements of the Lease relating to the use and occupancy of the Sublease Premises and other areas of the Building.

(b)	Subtenant’s Default. In the event of a default by Subtenant under this Agreement, Subtenant agrees that the remedies of Sublandlord with respect to Subtenant will be the same as those of Landlord with respect to Sublandlord, as “Tenant” under the Lease.

(c)	Lease Termination. If the Lease is terminated for any reason, this Agreement, if not sooner terminated hereunder, will automatically terminate on the effective date of termination of the Lease and Sublandlord will not be liable to Subtenant or any other person for any loss, damage or expense resulting therefrom unless such termination was due to a default by Sublandlord under the Lease; provided however, if the Lease gives the Sublandlord any right to terminate the Lease in the event of partial or total damage, destruction, or condemnation, then the exercise of such right by Sublandlord will not constitute a default or breach by Sublandlord under this Agreement. If such termination of the Lease results from the fault of Subtenant, Sublandlord will be entitled to recover from Subtenant and Subtenant will pay, in addition to all other sums to which Sublandlord may be entitled under this Agreement, any expenditures or obligations for the payment of money (including reasonable attorneys’ fees and costs) suffered or incurred by Sublandlord as a result of such termination.

(d)	Consents. Whenever the provisions of the Lease require the written consent of the Landlord, those provisions will be deemed and construed to require the written consent of both Sublandlord and Landlord and any failure of Subtenant to obtain Sublandlord’s consent as required under this Agreement will render Landlord’s consent null and void.

(e)	Copy of Lease. Subtenant represents that it has received a copy of the Lease and is familiar with the terms of the Lease as the same may apply to this Agreement and the Sublease Premises and understands Subtenant’s obligations as set forth in the Lease. A copy of the Lease is attached hereto as Exhibit B which is incorporated herein and made a part hereof for all purposes.

(f)	No obligations of Sublandlord. No covenants or obligations of Landlord under the Lease will be deemed to be covenants or obligations of Sublandlord under this Agreement.

(g)	Sublandlord’s Representations. Sublandlord represents to Subtenant as follows:

(1)	the copy of the Lease attached as Exhibit B hereto is a true and complete copy of the Lease;
(2)	the Sublandlord is the tenant under the Lease;
(3)	the term of the Lease commenced on May 5, 2014 and will expire, if not extended, approximately Seventy-two (72) months thereafter;
(4)	The Lease is in full force and effect;
(5)	To the best of Sublandlord’s knowledge, Sublandlord is not in default under the Lease; and
(6)	Sublandlord has not received any notice of default under the Lease;

15.	No Assignment or Subletting. Without the prior written consent of the Sublandlord and Landlord which shall not be unreasonably withheld, conditioned, or delayed, Subtenant may not assign, convey, mortgage, hypothecate or encumber this Agreement or any interest herein or sub-lease all or any part of the Sublease Premises, or suffer or permit the Sublease Premises or any part thereof to be used by others, including its successor in any corporate change of control transaction (any and all of which will be referred to as a “Transfer”). Any attempted Transfer in contravention of this Section 15 will be void, ab initio. and will confer no rights upon any third party. In attempting to obtain the consent of Sublandlord and Landlord to any such Transfer, Subtenant will comply with all of the requirements contained in the Lease regarding an attempt by Sublandlord to obtain the Landlord’s consent to such a Transfer.

16.	Surrender; Holding Over. Upon the expiration or earlier termination of this Agreement, Subtenant will surrender possession of the Sublease Premises (including any cabling installed by Subtenant) and Personal Property to Sublandlord, in the same condition as the Sublease Premises and Personal Property were in on the day Sublandlord delivered possession to Subtenant, reasonable wear and tear excepted. Provided however, if Subtenant has made any alterations or modification to the Sublease Space and has obtained all necessary consents thereto, then the space as altered or modified need not be surrendered in the same condition as existed on the day Sublandlord delivered possession to Subtenant, with an exception for reasonable wear and tear thereto. If Subtenant holds over after the expiration of the Sublease Term by lapse of time, with Sublandlord’s consent but without any written agreement providing otherwise, the Subtenant will be deemed to be a subtenant from month to month, at a monthly rent equal to Two Hundred percent (200%) of the fixed annual Base Sublease Rent at the time of the final year of the Sublease Term, prorated monthly and subject to all of the other provisions and conditions of this Agreement. Nothing in this provision will be deemed or construed to require Sublandlord to permit Subtenant to occupy the Sublease Premises for any period after the end of the Sublease Term, or, if Sublandlord has permitted Subtenant to occupy the Sublease Premises for any period as a subtenant from month to month, to prevent Sublandlord from terminating such subtenancy at the end of any month. If Subtenant holds over after the expiration of the Sublease Term by lapse of time, without Sublandlord’s written consent, Subtenant will be guilty of an unlawful detention of the Sublease Premises and will be liable to Sublandlord for damages for use of the Sublease Premises during the period of such unlawful detention and will pay Rent equal to Two Hundred percent (200%) of the fixed annual Base Sublease Rent at the time of the final year of the Sublease Term prorated monthly, plus any and all consequential damages suffered by Sublandlord, including, without limitation, damages payable by Sublandlord to Landlord by reason of Subtenant’s holdover. In the event of such holding over, Subtenant will indemnify and hold Sublandlord harmless from and against any and all claims, suits, proceedings, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees, costs and disbursements, asserted against or incurred by Sublandlord as a result of such unapproved holding over. Notwithstanding the foregoing, Sublandlord will be entitled to all other remedies and damages provided under this Agreement or at law or in equity.

17.	Termination of Agreement.

a.	Sublandlord, at its sole option, may terminate this Agreement if (i) Subtenant or its agents, employees, or any other person entering the Sublease Premises under the express or implied invitation of Subtenant, causes material physical damage to the Sublease Premises or the Building (including that portion of the Premises not included in the Sublease Premises) and fails to promptly repair the damaged areas to their pre-existing condition or (ii) Subtenant defaults in any way under this Agreement unless Subtenant is granted a right to cure such default, but then only to the extent of the right to cure so granted.

b.	Subtenant at its sole option, may terminate this Agreement if (i) the Sublease Agreement Dated March ___, 2017 by Elion, LLC (as Sublandlord) and AntriaBio, Inc. (as Subtenant) is terminated or (ii) a payment default by AntriaBio, Inc. occurs under such sublease and continues for more than [30] days after any applicable cure period under such sublease has expired or (iii) if Sublandlord is unable to secure a renewal or new lease with Landlord for the Sublease Premises for a term extending until January 31, 2024 or later. Sublandlord has until April 1, 2018 to secure such renewal or new lease agreement. In the event such renewal or new lease agreement is not effective as of April 1, 2018, then in this event Subtenant has the right to terminate this Agreement as provided for herein, upon ninety (90) days prior written notice. Furthermore, if Sublandlord and Subtenant are unable to reach an agreement on the amounts of Base Sublease Rent for the periods June 1, 2020 to January 31, 2024, this Agreement shall terminate on May 31, 2020. In the event of any of the foregoing described terminations, except as described in Section 17 a., above, Sublandlord shall repay Subtenant the sum of the unamortized real estate brokerage commissions.

18.	Indemnification and Waiver. Subtenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Sublease Premises from any cause whatsoever and agrees that Sublandlord, its affiliates, shareholders, officers and employees (the “Sublandlord Parties”) and/or Landlord, its affiliates, members, officers, and employees (the “Landlord Parties) will not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Subtenant or by other persons or entities claiming through Subtenant, or Sublandlord or the Landlord or by other persons or entities claiming through Landlord or Sublandlord Subtenant will indemnify and defend the Sublandlord Parties and Landlord Parties and hold the Sublandlord Parties and Landlord Parties harmless from and against any and all third party claims, losses, costs, actions, damages, liability, obligation, and expense (including, without limitation, court costs, reasonable attorneys’ fees, and other costs of litigation) incurred by or asserted against any of the Sublandlord Parties or Landlord Parties arising from (i) any occurrence in or at the Sublease Premises, (ii) any act, omission, conduct or negligence in or about the Building by Subtenant or its affiliates, members, directors, officers, agents, employees, contractors, or invitees or (iii) the failure of Subtenant to perform any act, obligation, or covenant of Subtenant under this Agreement or of Sublandlord under the Lease that Subtenant is obligated to Perform under this Agreement. Notwithstanding the foregoing, the Subtenant will not be required to indemnify and hold harmless the Sublandlord and the Sublandlord Parties and/or the Landlord and the Landlord Parties to the extent that the matters which would cause this obligation arise are caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord Parties or Landlord and Landlord Parties, respectively, as such situation may arise. The obligations set forth in this Section 18 will survive the expiration or sooner termination of this Agreement.

19.	Right to Cure Other Party’s Default.

(a)	Default by Subtenant: In the event of a default by Subtenant under this Agreement, or an event occurs which involves Subtenant or the Sublease Premises which would constitute a default under the Lease if it involved Sublandlord or the Premises and Subtenant fails to cure such default or defect within the applicable notice and cure periods, if any, Sublandlord may, but will not be obligated to, make any payment or undertake to perform such covenant or agreement constituting such default. In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and reasonable attorneys’ fees incurred by Sublandlord, will be Additional Sublease Rent under this Agreement payable as provided for herein.

(b)	Default by Sublandlord. In the event that Sublandlord defaults in the performance or observance of any of Sublandlord’s obligations under this Agreement, then Subtenant will give Sublandlord written notice of Sublandlord’s default. If such default will not be cured by Sublandlord within thirty (30) business days after the date of Subtenant’s notice (except if such default cannot be cured within this thirty (30) business day period, this period will be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) business day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Subtenant will be entitled to cure such default and promptly collect from Sublandlord Subtenant’s reasonable expenses in so doing (including reasonable attorneys’ fees and costs). Subtenant will not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Lease or any applicable law. Provided further that, in the event Sublandlord defaults in a manner that would result in the Lease being terminated by the Landlord, the Subtenant may, if it so chooses, attempt to obtain the Landlord’s consent that the Subtenant be recognized as the Tenant under the Lease leasing directly from the Landlord upon and with the existing terms of this Agreement being recognized and upheld.

20.	No Options. Except as provided for in this Agreement, Subtenant shall not have any option or right to extend the sublease granted pursuant to this Agreement regardless of whether Sublandlord extends the term of the Lease pursuant to the provisions and terms of the Lease.

21.	Signage. Subtenant may install directory and suite entry identification signage, at Subtenant’s sole cost and expense, provided such signage shall be subject to Landlord’s reasonable approval. In addition, with respect to the Sublease Premises, Subtenant shall otherwise comply with the requirements of the Lease with respect to signage and other related matters as contained in the Lease, as the same are applicable to Sublandlord and the Premises.

22.	Limitation of Liability. Subtenant agrees that, with the exception of Sublandlord abd Landlord, the Sublandlord Parties and Landlord Parties will have no personal liability under this Agreement for satisfaction of any claims or damages, and no property or assets of the Sublandlord Parties or Landlord Parties will be subject to lien, levy, execution, or other enforcement action or procedure.

23.	Conflict. In the event of any conflict between this Agreement and the Lease with regard to the specific subject matter contained herein, the Lease provisions will prevail.

24.	Survival. The covenants, conditions, and agreements contained in this Agreement will bind and inure to the benefit of Sublandlord and Subtenant and their respective successors and permitted assigns.

25.	Consents and Approvals. In any instance when Sublandlord’s consent or approval is required under this Agreement, Sublandlord’s refusal to consent or to approve any matter or thing will be deemed to be reasonable if, among other things, Sublandlord has made a good faith effort to obtain Landlord’s consent or approval to such matter or thing, if required, and such consent or approval was not obtained.

26.	Headings; Interpretation. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. Whenever the context of this Agreement requires, words used in the singular will be construed to include the plural and vice versa.

27.	Counterparts; Facsimile Signatures. For convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart will be and will be deemed to be, an original instrument. Electronic signatures will be accepted as originals.

28.	Entire and Binding Sublease. This Agreement contains all of the agreements between Sublandlord and Subtenant relating to the Sublease Premises and the Subtenant’s use and occupancy thereof, and may not be modified in any manner other than by agreement, in writing, duly executed on behalf of Sublandlord and Subtenant.

29.	Brokers. Sublandlord represents and warrants to the Subtenant that with respect to this Agreement and transaction, Sublandlord has only engaged the services of real estate brokers whose fees are to be paid by Sublandlord pursuant to separate agreements. Sublandlord agrees to defend, indemnify and hold harmless the Subtenant and Landlord from and against any claim for broker’s or finder’s fees or commissions made by any party claiming to have dealt with the indemnified party in connection with this Agreement or the transaction contemplated herein. The obligations of Sublandlord under this Section 29 will survive the expiration or earlier termination of this Agreement. Provided further, Subtenant will indemnify and hold Sublandlord and Landlord harmless from and against any party claiming to have dealt with the Subtenant in connection with this Agreement or the transaction contemplated herein. The obligations of the Subtenant under this Section 29 will survive the expiration or earlier termination of this Agreement.

30.	Attorneys’ Fees and Waiver of Jury Trial. In the event of any litigation, mediation or arbitration between Sublandlord and Subtenant arising out of or relating to this Agreement or the Sublease Premises (including pretrial, trial, appellate, administrative, bankruptcy or insolvency proceedings), the prevailing party will be awarded, as part of the judgment or settlement, all reasonable attorneys’ fees, costs, court costs, and expenses incurred in connection with such matter, except as may be limited by applicable law or as may be otherwise awarded by the tribunal involved in such matter. IN THE INTEREST OF OBTAINING A SPEEDIER RESULT AND LESS COSTLY HEARING OF ANY DISPUTE RELATED TO, OR ARISING OUT OF, THIS AGREEMENT OR THE SUBLEASE PREMISES, THE PARTIES HERETO EACH IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY.

31.	Notices; Business Day. Any notice or other communication under this Agreement shall be in writing and shall be sent by United States express mail or by a nationally recognized overnight delivery service addressed to the party for whom intended at 1450 Infinite Drive, Louisville, Colorado 80027 or to such other address as such intended party shall have previously designated by proper notice to the other in the manner herein prescribed. Any such notice or communication shall be deemed given and received when delivered or refused or when delivery is attempted on a business day. For all purposes under this Agreement, a business day is deemed to be a day upon which national banks are open for business in the Denver metropolitan area.

32.	Applicable Law; Jurisdiction and Venue. This Agreement will be construed in accordance with the laws of the State of Colorado. The parties hereto hereby irrevocably submit to the jurisdiction of the Boulder County Colorado District Court over any suit, action or proceeding arising out of this Agreement

33.	No privity of Estate or Contract. Nothing contained is this Agreement shall be construed to create privity of estate or of contract between Landlord or Subtenant for the Sublease Premises, which does not otherwise exist in law.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Sublandlord and Subtenant by their duly authorized officers on the dates set forth below.

ELION, LLC
A Colorado Limited Liability Company

By:	/s/ John Gavrielson
John Gabrielson, President & CEO

Date: __March 17___, 2017

ANTRIABIO, INC.
A Delaware corporation

By:	/s/ Nevan Elam
Nevan Charles Elam, Chairman and CEO

Date: ___3/17/17___________________, 2017